Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

                                                                                         NEWS RELEASE

Date: May 9, 2005
Rodney F. Chase and Richard B. Marchese named Directors of Nalco Holding Company

(Naperville, Illinois) Nalco Holding Company (NYSE: NLC) announced today that it has added Rodney F. Chase and Richard B. Marchese as independent members of its board of directors, effective May 5, 2005. The appointments bring the board to a total of 11 members. Mr. Chase will serve on the board’s Audit and Compensation committees. He is a Class II director whose term expires in 2006. Mr. Marchese will serve on the board’s Audit and its Nominating and Corporate Governance committees. He is a Class III director whose term will expire in 2007.

Mr. Chase is a former Deputy Group Chief Executive of BP and served on the board of BP for eleven years. He retired from BP in April 2003 after 38 years of service.

During his career, Mr. Chase had major responsibility for the sale of BP Minerals, and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, together with the disposal of BP’s holding in Ruhrgas. More recently, he was instrumental in the creation of TNK-BP, BP’s Russian business entity. He was Deputy Chairman of TNK-BP until May 2004.

Mr. Chase now serves on the Board of Tesco plc as Deputy Chairman and Senior Independent Director, he is a Non-Executive Director of Computer Sciences Corp., and he joined Lehman Brothers in 2003 as Senior Advisor in both Europe and the USA.

He has previously served as a Non-Executive Director of B.O.C. plc and Diageo plc in London. He received a BA (Honours) in History from Liverpool University.

Mr. Marchese served for 14 years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation.

Mr. Marchese is also a member of the board of directors of Quality Distribution, Inc. He is a Certified Public Accountant and has a B.S. in Accounting from Fairleigh Dickinson University.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2004, Nalco achieved sales of $3 billion.